N E W S   R E L E A S E

TALISMAN ENERGY ANNOUNCES EXPLORATION DISCOVERIES

IN PERU AND THE NORTH SEA

CALGARY, Alberta – January 17, 2006 – Talisman Energy Inc. has announced oil discoveries in Peru and the North Sea.

Talisman (Peru) Ltd., a wholly owned subsidiary of Talisman Energy Inc., has participated in an oil discovery in Block 64 in the Maranon Basin in Peru.

The well, Situche Central 1X was drilled to a depth of 17,738 feet in the Cushabatay Formation.

Talisman (Peru) Ltd. and Amerada Hess Peru, Inc. participated for 50% each in a well test of a single zone which tested at a rate of 2,396 bbls/d of 34.5° API oil at 1,166 psi flowing pressure, on a 3/8 inch choke, which was flowed at a restricted drawdown due to surface constraints. The well test was conducted as an exclusive operation by Talisman (Peru) Ltd. and Amerada Hess Peru, Inc. Occidental Petrolera del Peru, LLC is the operator. The working interests in Block 64 are Occidental Petrolera del Peru, LLC, 50%; Talisman (Peru) Ltd., 25%; and Amerada Hess Peru, Inc. 25%, subject to the rights and obligations associated with the exclusive operation. The parties are currently working to determine future plans in Block 64.

Operations in Block 64 were conducted in an environmentally and socially responsible manner. Sound industry practices have been implemented to minimize potential impacts on the local ecosystem. No access roads were constructed during the exploration program. All equipment and personnel were transported to the area using helicopters and barges. In addition, local indigenous community members have been consulted extensively by the operator since 2001 and continue to participate in various aspects of the exploration program.

In the Central UK North Sea, Talisman North Sea Limited (Talisman), a wholly owned subsidiary of Talisman Energy (UK) Limited, has made an oil discovery adjacent to the Balmoral and Beauly fields. The discovery was made in Block 16/22 and is operated by Talisman. Together with its affiliated companies, Talisman has a 37.0% equity interest with remaining equity held by Summit North Sea Oil Limited (41.1%) (Summit) and Eni (21.9%).

The 16/22-7 well successfully tested an exploration prospect some 10 km northeast of the Balmoral field, where Talisman holds a 15.13% interest and 15 km northeast of the Beauly field of which Talisman is operator, with a 60% equity interest (Summit holds the remaining 40% equity interest).

This well was successfully appraised by a sidetrack (16/22b-7z).  The wells were not tested, however an extensive pressure and fluid sample program was carried out indicating light oil. The discovery will now be evaluated further using re-processed 3D seismic data with a view to confirming its commerciality and, if appropriate, determining the optimal development plan.

In Qatar, Talisman Energy (Qatar) Inc. (TEQ) drilled and subsequently plugged and abandoned its Block 10 TQ-1 offshore exploration well.  The TQ-1 well targeted a small structural closure and was a different play type than the main stratigraphic play TEQ is pursuing. Interpretation of 3D seismic data on the main play is progressing. TEQ plans to drill one or two wells on this play late in 2006.

In Colombia, drilling operations continue on the Tangara-1 exploration well, which is proceeding with a third sidetrack hole.  Two of the joint venture parties are conducting the sidetrack as an exclusive operation. Talisman Colombia Oil & Gas Ltd. (TCOG) retains the rights to participate in appraisal or development if a discovery is made.  Meanwhile, TCOG will evaluate the results of this well which will likely lead to further exploration activities in the Llanos basin.

Talisman Energy Inc. is a large, independent oil and gas producer with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Australia, Algeria, Trinidad and Tobago, Tunisia and the United States.  Talisman's subsidiaries also conduct business in Colombia, Qatar, Peru, Romania and Gabon.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social and environmental responsibility wherever its business is conducted.  The Company is a participant in the United Nations Global Compact, a voluntary initiative that brings together companies, governments, civil society and other groups to advance human rights, labour and environmental principles. Talisman's shares are listed on the Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager

Corporate & Investor Communications

Phone:

403-237-1196  Fax:  403-237-1210

E-mail:

tlm@talisman-energy.com

02-06

Forward-looking Statements

This news release contains statements concerning estimated volumes and timing of future production, business plans for exploration, development and drilling, or other expectations, beliefs, plans, goals, objectives, assumptions, information and statements about future events, conditions, results of operations or performance that constitute "forward-looking statements" within the applicable securities legislation.

Undue reliance should not be placed on forward-looking statements.  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. These risks and uncertainties include:

•

the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas and market demand;

•

risks and uncertainties involving geology of oil and gas deposits;

•

the uncertainty of reserves estimates and reserves life;

•

the uncertainty of estimates and projections relating to production, costs and expenses;

•

potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•

fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

•

health, safety and environmental risks;

•

uncertainties as to the availability and cost of financing;

•

uncertainties related to the litigation process, such as possible discovery of new evidence or acceptance of novel legal theories and the difficulties in predicting the decisions of judges and juries;

•

risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action);

•

general economic conditions;

•

the effect of acts of, or actions against international terrorism; and

•

the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

The commerciality of the discoveries announced in this news release will not be known until further evaluations are completed.  Commerciality may also be impacted by the risks and uncertainties listed above.

We caution that the foregoing list of risks and uncertainties is not exhaustive. Additional information on these and other factors, which could affect the Company's operations or financial results, are included in the Company's Annual Report under the headings "Management's Discussion and Analysis- Risks and Uncertainties", "- Liquidity and Capital Resources", and "- Outlook for 2005", under the heading “Risk Factors” in the Company’s 2004 Annual Information Form as well as in the Company's other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Advisory –Oil and Gas Information

Throughout this news release, Talisman makes reference to production volumes. Where not otherwise indicated, such production volumes are stated on a gross basis, which means they are stated prior to the deduction of royalties and similar payments. In the U.S., net production volumes are reported after the deduction of these amounts.

You may read any document Talisman furnishes to the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Meridian Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.